Exhibit 1.3

1 November 2002

SCHEDULE 10

NOTIFICATION OF MAJOR INTERESTS IN SHARES

1) Name of company: Wolseley plc

2) Name of shareholder having a major interest:

Morley Fund Management Limited

3) Please state whether notification indicates that it is in respect of holding of the shareholder named in 2 above or in respect of a non- beneficial interest or in the case of an individual holder if it is a holding of that person's spouse or children under the age of 18:

In respect of the above holder.

4) Name of the registered holder(s) and, if more than one holder, the number of shares held by each of them:

4,905,637	BNY Norwich Union Nominees Limited
8,100	BT Globenet Nominees Limited
8,074,723	Chase GA Group Nominees Limited
11,898	Chase Nominees Limited
4,404,748	CUIM Nominees Limited

5) Number of shares/amount of stock acquired:

155,000

6) Percentage of issued class:

0.026%

7) Number of shares/amount of stock disposed:

Nil

8) Percentage of issued class:

N/a

9) Class of security:

Ordinary shares of 25p each

10) Date of transaction:

30 October 2002

11) Date company informed:

1 November 2002

12) Total holding following this notification:

17,405,106

13) Total percentage holding of issued class following this notification:

3.01%

14) Any additional information:

15) Name of contact and telephone number for queries:

Mark J. White – 0118 929 8700

16) Name and signature of authorised company official responsible for making this notification:

Mark J White, Company Secretary

Date of notification:

1 November 2002

END